Exhibit 99.1

FORTIS INC.

THIRD AMENDED AND RESTATED
2012 EMPLOYEE SHARE PURCHASE PLAN

1	Purpose

1.1	The purpose of the Plan is to provide eligible employees of the Corporation and its subsidiaries with an opportunity to purchase common shares of the Corporation, thereby encouraging share ownership and enhancing the Corporation’s ability to attract, retain and motivate such employees.

1.2	Participation in the Plan is entirely voluntary. No employee is obliged, as a term or condition of employment or otherwise, to participate in the Plan, and failure to participate shall not in any way affect employment.

2	Definitions

2.1	For the purpose of this Plan, unless the context requires a different meaning, the following terms have the following meanings:

“1994 Plan” means the Employee Share Purchase Plan of the Corporation, dated November 29, 1994, as amended;

“2010 Plan” means the 2010 Employee Share Purchase Plan of the Corporation, dated June 1, 2010, as amended;

“Account” of a Participant means the account established and maintained by the Administrative Agent for such Participant in accordance with the Administrative Agreement;

“Administrative Agent” means Computershare Trust Company of Canada, an entity independent of the Corporation, or such other independent administrative agent or custodian appointed by the Corporation;

“Administrative Agreement” has the meaning set out in Section 17.1;

“Allowable Employee Contribution” has the meaning set out in Section 6.1;

“Base Pay” means an employee’s basic or regular annual compensation from the Participating Company, excluding overtime, shift premiums, incentive payments, commissions, bonuses and other non-basic compensation items;

“Board” means the board of directors of the Corporation;

“Broker” means such broker or brokers as may be designated from time to time by the Administrative Agent;

“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the Provinces of Ontario or Newfoundland and Labrador;

“Cancellation Notice” means a cancellation notice in the form prescribed by the Corporation and submitted by a Participant;

“Corporation” means Fortis Inc., and includes any successor corporation thereof;

“Elected Contribution Amount” has the meaning set out in Section 6.2;

“Election Agreement” means an agreement in the form prescribed by the Corporation and submitted by an Eligible Employee;

“Eligible Employee” has the meaning set out in Section 4.1;

“Eligible Loan Participant” means any Participant, other than a person who is not eligible to receive an Employee Loan from a Participating Company under applicable law, as determined from time to time by the Board. For avoidance of doubt, any person in respect of whom it is unlawful for the Corporation, directly or indirectly, including through any subsidiary, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan under section 13(k) under the U.S. Securities Exchange Act of 1934, as amended, shall not qualify as an Eligible Loan Participant;

“Employee Contribution” means the contributions made to the Plan by Participants, as provided for in Section 6.2;

“Employee Loan” means the loan made to an Eligible Loan Participant from a Participating Company for the purpose of making an Employee Contribution to the Plan as provided for in Subsection 6.2(b);

“Employer Contribution” has the meaning set out in Section 7.1;

“Fair Market Value” at any date in respect of the Shares means the volume weighted average trading price of the Shares determined by dividing the total value of the Shares traded on the Toronto Stock Exchange during the last five trading days immediately preceding such date by the total volume of the Shares traded on the Toronto Stock Exchange during such five trading days (or, if such Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange on which such Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in their sole discretion;

“Insider” has the meaning set out in the TSX Company Manual;

“Investment Date” means each of the four quarterly Corporation dividend payment dates in a calendar year, on which date the Administrative Agent shall have invested all Employee Contributions and Employer Contributions received by the Administrative Agent since the immediately preceding Investment Date and such other date as may be specified by the Corporation, or such alternative regular dates as the Corporation may specify, upon not less than 90 days’ notice to the Administrative Agent, for the investment of Employee Contributions and Employer Contributions;

“Investment Period” means the period of time on and after an Investment Date and up to but excluding the immediately following Investment Date;

“Leave of Absence” means an unpaid period of absence formally granted in conformity with the rules of the Participating Company;

“Participant” means a person who is eligible to participate in the Plan and (i) has duly executed and submitted an Election Agreement in accordance with Section 5.1 and who has not cancelled or been deemed to have cancelled the Election Agreement, or (ii) is a participant in one or both of the 1994 Plan and the 2010 Plan (together, the “Predecessor Plans”) as of the date hereof, in which case such person shall be automatically designated as a Participant;

“Participating Company” means the Corporation, or the Subsidiary or affiliate of the Corporation employing the Participant;

“Payroll Office” means the Participating Company’s payroll office;

“Plan” means this 2012 Employee Share Purchase Plan, as amended and restated by this Third Amended and Restated 2012 Employee Share Purchase Plan, and as may be further amended from time to time;

“Proceeds of Sale” and similar phrases mean the net proceeds of sale after payment of applicable commissions and brokerage fees or other ancillary costs and expenses;

“Purchase Conditions” means, in respect of the authorization, issuance or sale of Shares from the Corporation to Participants under this Plan, the following:

(a)	the satisfaction of all requirements under applicable securities laws in respect thereof (including the U.S. Securities Act) and the obtaining of all regulatory approvals as the Corporation shall determine to be necessary or advisable in connection therewith;

(b)	the admission of such Shares to listing on the TSX and/or any other stock exchange on which such Shares may then be listed; and

(c)	the Corporation’s receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction;

“Registration Statement” means an effective registration statement on Form S-8 (or any other applicable registration statement form) that is filed with the SEC under the U.S. Securities Act and covers the Shares to be offered and sold under the Plan from time to time;

“RRSP” means a registered retirement savings plan established under the Income Tax Act (Canada);

“SEC” means the U.S. Securities and Exchange Commission;

“Share Purchase Fund” has the meaning set out in Subsection 17.1(a);

“Shareholder” means a holder of Shares;

“Shares” means the common shares of the Corporation as currently constituted or any shares, securities or other property into which such shares are changed, reclassified, subdivided, consolidated or converted or which is substituted for such shares;

“Subsidiary” has the meaning given to that term in National Instrument 45-106;

“Suspension Event” means any of the following events: (i) the issuance by the SEC or any other regulatory or governmental authority of any stop order suspending the effectiveness of the Registration Statement covering any of the Shares or the initiation or threatening of any legal proceeding for such purpose; (ii) the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for issuance, offer or sale, or the initiation or threatening of any legal proceeding for such purpose; (iii) the occurrence of an event which the Board determines, in its sole discretion, makes the financial statements included in the Registration Statement ineligible for inclusion therein or makes any statement made in the Registration Statement or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or requires any revisions to the Registration Statement or such other document so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iv) any pending corporate development with respect to the Corporation which the Board determines, in its sole discretion, may be material and that it is in the best interest of the Corporation to suspend the availability of the Registration Statement;

“TFSA” means a tax-free savings account established under the Income Tax Act (Canada);

“Treasury” means the treasury of the Corporation;

“TSX” means The Toronto Stock Exchange;

“U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended;

“U.S. Code Section 409A” means Section 409A of the U.S. Code and the regulations and other guidance promulgated thereunder;

“U.S. Person” has the meaning ascribed to such term in Rule 902 of Regulation S under the U.S. Securities Act;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended; and

“U.S. Taxpayer” means a Participant who is a citizen or resident of the United States for the purposes of the U.S. Code, or whose participation in the Plan is subject, or would be subject, absent an exemption, to U.S. Code Section 409A.

3	Construction

3.1	In this Plan, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Plan into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan;

(b)	the terms “this Plan”, “herein”, “hereby”, “hereof” and “hereunder” and similar expressions refer to this Plan and not to any particular article, section or other portion hereof;

(c)	references to Articles and Sections are to the specified articles and sections of this Plan;

(d)	words importing the singular include the plural and vice versa and words importing any gender shall include the masculine, feminine and neutral genders;

(e)	the words “includes” and “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(f)	whenever the Board is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board;

(g)	unless otherwise specified, all references to money amounts are to Canadian currency;

(h)	whenever an Investment Date, or any other day specified for action in accordance with this Plan is not a Business Day, then such event shall be deemed to occur on the next following Business Day; and

(i)	for purposes of Subsection 6.2(b) and Section 14.1, the date of occurrence of the termination of a Participant’s employment by a Participating Company is the date that the Participant actually ceases to perform services for the Participating Company, without regard to whether (i) the Participant continues thereafter to receive any payment from the Participating Company in respect of such termination, including without limitation any continuation of salary or other compensation in lieu of notice of such termination, or (ii) such Participant claims or is found to be entitled at law to greater notice of such termination or greater compensation in lieu thereof than has been received by such Participant.

4	Eligibility

4.1	All full-time or part-time employees (i) who are not employed on a probationary, temporary, or seasonal basis with a Participating Company, and (ii) if not resident in Canada, who have received written notice from the Corporation confirming that their participation in the Plan is in compliance with applicable securities and other laws, shall be eligible to participate in the Plan (each an “Eligible Employee”). These conditions may be amended or waived in appropriate circumstances at the discretion of the Board.

4.2	Retirees who are not U.S. Persons are eligible to continue participation in the Plan in accordance with the provisions of Sections 14.2 and 14.3. Retirees who are U.S. Persons are not eligible to continue to participate in the Plan, as provided in Section 14.2.

5	Application for Participation

5.1	An Eligible Employee who wishes to apply for participation in the Plan may do so by submitting an Election Agreement to the Payroll Office. An Election Agreement so submitted shall become effective commencing no later than the second pay period after it is received and will continue to be effective until cancelled or deemed to be cancelled in accordance with the provisions of the Plan. Eligible Employees who are Participants as a result of being participants in the Predecessor Plans as of the date of this Plan shall not be required to submit an Election Agreement and shall be automatically enrolled as Participants in the Plan on terms substantially similar to their participation in the Predecessor Plans.

6	Employee Contributions

6.1	In any Investment Period, Participants may elect to contribute to the Plan an amount not less than 1% nor more than 10% of the Participant’s Base Pay. A Participant’s aggregate Employee Contribution in any calendar year (inclusive of contributions to alternative account structures described in Section 15.1) may not exceed 10% of the Participant’s Base Pay (the “Allowable Employee Contribution”).

6.2	Participants may designate the amount of their Employee Contribution for each Investment Period (“Elected Contribution Amount”) and method of making an Employee Contribution by selecting one or more of the contribution methods set out in an Election Agreement and described below, or such alternative contribution methods as may be authorized by the Board from time to time, provided, however, that the method of making an Employee Contribution by requesting an Employee Loan, as set forth in Section 6.2(b) below, shall be available only to Eligible Loan Participants, and Participants who do not qualify as Eligible Loan Participants may make Employee Contributions only by way of lump sum contributions described in Section 6.2(a) below:

(a)	Lump Sum Contribution:

Participants may make Employee Contributions by way of lump sum contributions to the Plan by submitting an Election Agreement together with a cheque or authorization for direct deposit in the amount of the lump sum contribution to the Payroll Office prior to the date prescribed by the Participating Company. Employee Contributions by way of lump sum payments may not be made more than once per Investment Period; or

(b)	Employee Loan:

Eligible Loan Participants may make Employee Contributions by submitting an Election Agreement to the Payroll Office, prior to the date prescribed by the Participating Company, requesting an Employee Loan from the applicable Participating Company and directing the Participating Company to pay such amount to the Administrative Agent. The Participating Company shall loan the Eligible Loan Participant such amount for the sole purpose of making Employee Contributions to the Plan by delivering to the Administrative Agent payment in the amount of the Employee Loan requested by the Eligible Loan Participant. The Eligible Loan Participant shall repay the Employee Loan, without interest, over a term not exceeding fifty-two (52) weeks immediately following the date on which payment of the Employee Loan is made to the Administrative Agent. For as long as all or any part of the Employee Loan is outstanding, the Participating Company shall deduct from the Eligible Loan Participant’s Base Pay, commencing with the first pay cheque following payment, an amount sufficient to repay the Employee Loan through a series of equal deductions over the term of the loan. The full amount of the Employee Loan will become due and payable immediately upon the earlier of (i) the termination of the Eligible Loan Participant’s employment and (ii) date on which the recipient of such Employee Loan ceases to qualify as an Eligible Loan Participant. Any Shares acquired with a loan will be pledged to the Participating Company and will be restricted from sale or disposal (including the release of such Shares to the Participant following cancellation of his or her participation in the Plan pursuant to Article 12) until such time as the loan in respect thereof has been fully repaid.

6.3	A Participant may change his or her Elected Contribution Amount (within the limits provided in Section 6.1) and, if such Participant is an Eligible Loan Participant, the contribution method, by submitting a new Election Agreement to the Payroll Office in the form prescribed by the Corporation. The new Election Agreement shall replace and supersede any previous Election Agreement submitted under this Plan or the Predecessor Plans. An election shall become effective upon receipt and processing of the Election Agreement by the Payroll Office.

7	Employer Contributions

7.1	The Participating Company shall pay to the Administrative Agent on behalf of and for the benefit of each Participant as additional salary, an amount equal to 10% of the Participant’s Employee Contributions contributed to the Plan pursuant to Section 6.2 hereof, provided that the maximum amount of additional salary payable to a Participant by a Participating Company in any calendar year shall be limited to 1% of the Participant’s Base Pay (an “Employer Contribution”). Such payment is conditional on the Participant providing the Participating Company with an irrevocable direction, made by completing and submitting the Election Agreement, to pay such amount to the Administrative Agent without withholding tax from such amount. Tax withheld in respect of Employer Contributions will be made from other income payable to the Participant by the Participating Company.

7.2	The Participating Company shall also contribute an amount equal to 10% of any dividends payable by the Corporation on all Shares credited to a Participant’s Account and such contributions in respect of dividends shall also be considered an Employer Contribution.

8	Purchases of Shares

8.1	Employee Contributions and Employer Contributions shall be remitted to the Administrative Agent as soon as may be required by the Administrative Agent prior to an Investment Date. All Employee Contributions and Employer Contributions shall be held by the Administrative Agent pending purchases of Shares pursuant to this Article 8.

8.2	All funds remitted to the Administrative Agent, including Employee Contributions and Employer Contributions, from time to time available for investment shall be used by the Administrative Agent to purchase Shares in accordance with this Article 8. Provided that the Purchase Conditions have been satisfied, Shares to be allocated to Participants on an Investment Date shall be purchased by the Administrative Agent on the Investment Date immediately following the Investment Period in which Employee Contributions were received.

8.3	Subject to Section 19.1, Shares to be purchased by the Administrative Agent shall be acquired in the following manner: (i) issuance from Treasury; (ii) purchases on the open market; or (iii) both (i) and (ii), in each case as may be determined by the Corporation. The Corporation shall advise the Administrative Agent on a date no later than 15 Business Days prior to the Investment Date as to the manner of such acquisition and, if from both Treasury and on the open market, the relative allocation of such acquisition.

8.4	Shares purchased by the Administrative Agent from Treasury shall be purchased at the Fair Market Value on the date of purchase. Shares purchased on the open market shall be made through the facilities of the TSX and/or such other stock exchange as the Shares may from time to time be listed and posted for trading.

8.5	The Corporation will pay the fees and expenses set out in the Administrative Agreement, and all brokerage fees and all other ancillary expenses relating to the purchase of Shares on the open market under the Plan.

8.6	All Shares purchased by the Administrative Agent under the Plan shall be held by the Administrative Agent on behalf of the Participants pending distribution to the Participants. Until Shares held by the Administrative Agent are distributed to the Participants, all cash dividends and all distributions of property, warrants, options or rights in respect of such Shares shall be received by the Administrative Agent as registered holder of the Shares and held by the Administrative Agent. The Administrative Agent shall use all such cash dividends and the Proceeds of Sale of any such distributions of property or rights towards the purchase of Shares under this Article 8.

8.7	Notwithstanding any other provision contained in the Plan, no Shares shall be purchased under the Plan on behalf of a Participant if, together with any other security based compensation arrangement established or maintained by the Corporation, such purchase could result, at any time, in:

(a)	the number of Shares issuable to Insiders, at any time, exceeding 10% of the issued and outstanding Shares; or

(b)	the number of Shares issued to Insiders, within any one-year period, exceeding 10% of the issued and outstanding Shares.

For the purpose of this Section 8.7, “issued and outstanding Shares” is determined on the basis of the number of Shares that are outstanding immediately prior to the purchase of Shares.

9	Number of Shares Reserved

9.1	The maximum number of Shares which may be reserved for issuance from Treasury under the Plan shall be 3,000,000 Shares, which number may only be increased with the approval of the Shareholders.

10	Allocation of Shares to Participants’ Accounts

10.1	Shares held from time to time by the Administrative Agent shall be allocated as at the end of each Investment Period among all the Participants’ Accounts on a pro rata basis. The number of Shares allocated to a Participant’s Account shall be equal to the number obtained by dividing the sum of the following by the average cost per Share of the Shares purchased in such Investment Period:

(a)	the Participant’s Employee Contribution in such Investment Period;

(b)	the Participant’s Employer Contribution in such Investment Period;

(c)	the Participant’s pro rata share of all cash dividends received by the Administrative Agent in such Investment Period in respect of Shares held by the Administrative Agent; and

(d)	the Participant’s pro rata share of all Proceeds of Sale received by the Administrative Agent in such Investment Period for any property, warrants, options or rights distributed to the Administrative Agent in respect of Shares held by the Administrative Agent.

10.2	The average cost per Share of the Shares purchased during an Investment Period shall be determined by the Administrative Agent by dividing the total number of Shares purchased in such Investment Period into the total cost (excluding brokerage fees and other ancillary expenses paid by the Corporation) of such Shares, as determined by the Administrative Agent after making any currency conversion adjustments deemed appropriate by the Administrative Agent.

10.3	For the purposes of Subsections 10.1(c) and 10.1(d), a Participant’s pro rata share of any dividends or Proceeds of Sale of distributions shall be determined by dividing the number of Shares allocated to such Participant’s Account as at the record date for the dividend or distribution by the total number of Shares allocated to all Participants’ Accounts as at the record date for the dividend or distribution.

11	Statement of Account

11.1	A statement of account shall be issued by the Administrative Agent to each Participant as soon as is practical following the end of each Investment Period. The statement of account shall indicate for the relevant Investment Period the number of Shares allocated to the Participant’s Account (including all whole and fractional shares), the number of Shares withdrawn from the Account, the Participant’s pro rata share of all cash dividends received by the Administrative Agent in respect of the Shares held by the Administrative Agent and the amount of any lump sum Employee Contributions received by the Administrative Agent.

12	Cancellation by a Participant

12.1	A Participant may cancel his or her participation in the Plan at any time by submitting a Cancellation Notice to the Payroll Office. Cancellation shall become effective upon receipt of the Cancellation Notice by the Administrative Agent.

12.2	Provided that no Employee Loan is outstanding, the Participant shall receive the whole Shares in the Participant’s Account, net of any applicable withholding taxes, as of the effective date of cancellation. Payment shall be made in cash for any fraction of a Share to which the Participant is entitled. For the purposes of determining the amount of any such cash payment, Shares shall be valued using the average cost of the Shares which were allocated in the Investment Period in which the effective date of cancellation occurs.

12.3	Delivery of a share certificate or other evidence of share ownership representing the whole Shares to which the cancelling Participant is entitled, and of the cash payment, if any, shall be made to the Participant at the end of the Investment Period following the Investment Period in which the cancellation becomes effective. Unless otherwise instructed by the Participant, such share certificate or other evidence of share ownership shall be registered in the Participant’s name and delivered to the Participant at the address indicated in his or her Election Agreement or, in the case of participants in the Predecessor Plans automatically enrolled in the Plan, as indicated by the records of the Administrative Agent.

13	Leave of Absence

13.1	While a Participant is on Leave of Absence, the Participant’s enrolment in the Plan shall be suspended until the Participant’s return. A Participant on Leave of Absence shall not be permitted to remit payments for the purchase of Shares under this Plan unless so authorized by the Board and, in the case of an Eligible Loan Participant, will be required to make arrangements satisfactory to the Payroll Office in respect of any outstanding Employee Loan.

13.2	When continued participation in the Plan is authorized by the Board for a Participant on a Leave of Absence, an advance payment of the amount required to cover the period of unpaid absence shall be made by cheque or authorization for direct deposit payable to the Participating Company. The amount of prepayment shall be the amount that the Participant would otherwise be entitled to contribute during the Leave of Absence if he or she had not taken a Leave of Absence, provided that the Participant shall not be entitled to change such amount pursuant to Section 6.3 unless authorized by the Board. A Participant on a Leave of Absence who has been authorized by the Board to make prepayments for the purchase of Shares under the Plan may make the required prepayment in instalments by the use of two or more cheques. All but the first cheque may be post-dated so that payments for the period covered by each cheque will be made in advance.

14	Retirement - Termination - Death

14.1	When a Participant (i) retires, (ii) terminates, or (iii) dies, the Participant, or in the case of death, the Participant’s estate, shall be entitled to receive the whole Shares in the Participant’s Account, net of any applicable withholding taxes, by delivery of a share certificate or other evidence of share ownership to the Participant or the Participant’s estate, as well as a cash payment for the value of any fraction of a Share in the Participant’s Account. Alternatively, the Participant or the Participant’s estate may direct the Administrative Agent to sell the whole Shares in the Participant’s Account and remit the proceeds of such sale, net of any applicable fees, expenses and withholding taxes, to an external account. The determination of the number of Shares for the purpose of distribution or sale shall be made as of the end of the Investment Period in which the event referred to in item (i), (ii) or (iii) occurs.

14.2	Upon retirement, a Participant who is not a U.S. Person may elect to continue participation in the Plan, provided that a retiree’s participation shall be limited to the reinvestment of dividends by the Administrative Agent in respect of Shares held by the Administrative Agent on behalf of the Participant as provided pursuant to Section 10.1 hereof. Upon termination or death, the Participant shall be deemed to have cancelled the Election Agreement and withdrawn from the Plan on the last day of the Investment Period in which such event occurs and the Participant shall cease to receive any Employer Contribution from a Participating Company. Upon the retirement from employment of a Participant who is a U.S. Person, such Participant shall be deemed to have cancelled the Election Agreement and withdrawn from the Plan as of the last day of the Investment Period that ended immediately prior to the date on which such retirement occurred, and the Participant shall be deemed not to have participated in the Plan during the Investment Period in which such retirement occurred.

14.3	A notice electing (i) to continue limited participation in the Plan (in the case of retirement), (ii) to transfer the whole Shares in the Participant’s Account to an external account provided in such notice, or (iii) to sell the whole Shares in the Participant’s Account and transfer the net proceeds to an external account provided in such notice, must be submitted in the form prescribed by the Corporation to the Payroll Office within 90 days of the Participant’s retirement, termination or death. If no notice is filed within 90 days following such an event, the Participant or the Participant’s estate shall be deemed to have elected to have the Participant’s Shares transferred to the name of the Participant or the Participant’s estate, as applicable and in the case of any Participant Shares held in any alternative account structure as may be permitted under Section 15.1, the Participant shall be deemed to have elected to terminate such alternative structures and liquidate or transfer any such alternative structures in accordance with the terms thereof.

15	Alternative Account Structures

15.1	The Corporation may offer alternative account structures for investment of Employee Contributions and Employer Contributions on behalf of the Participant in RRSP, TFSA or other similar arrangements made available in Canada, provided that the aggregate annual Employee Contribution to all account structures utilized by the Participant does not exceed the Allowable Employee Contribution and upon such other terms and conditions applicable to such alternative account structures as may be prescribed by the Corporation and the Administrative Agent.

16	Termination for Inactivity

16.1	Where a Participant has not made a contribution in the previous twenty-four (24) months, the Corporation may direct the Administrative Agent to terminate that Participant’s participation in the Plan.

17	Administrative Agent

17.1	The Corporation shall enter into an agreement (the “Administrative Agreement”) with the Administrative Agent. The Corporation will not, directly or indirectly, control the time, price, amount or manner of Share purchases or the choice of Broker through which Share purchases are made. The Administrative Agreement shall provide, among other things, that:

(a)	all cash, Shares, dividends or property received by the Administrative Agent under the Plan or in respect of Shares held by the Administrative Agent shall be held by the Administrative Agent as nominee (the “Share Purchase Fund”) and no part of the Share Purchase Fund shall be used for or diverted to purposes other than for the exclusive benefit of Participants, subject to a charge in favour of the Administrative Agent in respect of compensation payable to the Administrative Agent for the performance of its duties under the Administrative Agreement;

(b)	the Administrative Agent shall establish and maintain an Account for each Participant as contemplated by the Plan;

(c)	all funds in the Administrative Agent from time to time and available for investment shall be used by the Administrative Agent to purchase Shares in accordance with Article 8;

(d)	the Administrative Agent or any person authorized to purchase Shares under the Plan may temporarily hold in cash or invest Administrative Agent monies in short-term government obligations or investments with a Schedule I Canadian chartered bank with an original maturity of not greater than one year pending investment of such funds in Shares;

(e)	all Shares held by the Administrative Agent shall be registered in the name of the Administrative Agent or its nominee. Until Shares held by the Administrative Agent are distributed, the Administrative Agent shall have all voting and corporate rights in respect of such Shares. The Administrative Agent shall vote, directly or by proxy, the Shares registered in its name in such manner as each Participant shall have previously directed in writing, and in default of any such direction the Administrative Agent shall refrain from voting, directly or by proxy. The Administrative Agent may and will, if so required by any Participant, execute all proxies necessary or proper to enable the employee to attend and vote the Shares held by the Administrative Agent on his or her behalf at any such meeting in place of the Administrative Agent;

(f)	all non-cash dividends or distributions of property or rights, other than stock dividends, received by the Administrative Agent in respect of the Shares shall to the extent possible be sold by the Administrative Agent in the open market or by private sale and the Proceeds of Sale used to purchase Shares under Article 8; and

(g)	the Administrative Agent shall prepare and file appropriate tax information for the Share Purchase Fund in respect of each year.

18	Rights Not Transferable

18.1	Except insofar as applicable law may otherwise require, no right or interest of any Participant under the Plan shall be assignable or transferable in whole or in part either directly or otherwise. Except insofar as applicable law may otherwise require, no right or interest of any Participant under the Plan shall be liable for or subject to any obligation or liability of such Participant.

18.2	If a Participant is transferred in an employer-supported transfer from one Participating Company to another Participating Company, his or her Election Agreement shall remain in full force and effect with the other Participating Company.

19	Amendment of the Plan

19.1	The Board may, insofar as permitted by law and subject to any required approval of the TSX, any other stock exchange or other authority, amend, modify, revise or otherwise change the terms of the Plan, in whole or in part, provided that no amendment or revision may use or divert any part of the Share Purchase Fund for purposes other than for the exclusive benefit of Participants. The Board may suspend, discontinue or terminate this Plan at any time. Notwithstanding anything to the contrary in the Plan, in the event that a Suspension Event has occurred and is continuing, the Plan shall be suspended until such time as the Board determines that (i) such Suspension Event has been cured and is no longer outstanding and (ii) Shares can be issued, offered and sold under the Plan pursuant to a Registration Statement.

19.2	For greater certainty and without limiting any of this Article 19, Shareholder approval shall not be required for the following amendments, subject to any regulatory approvals including, where required, the approval of the TSX and any other stock exchange on which the Shares are then listed or quoted for trading:

(a)	amendments of a “housekeeping” nature, including any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision hereof;

(b)	amendments necessary to comply with the provisions of applicable law including, without limitation, the rules, regulations, and policies of the TSX;

(c)	amendments to the definition of Eligible Employee other than an amendment which would have the potential of broadening or increasing Insider participation;

(d)	amendments respecting administration of the Plan, including but not limited to changing the process by which an Eligible Employee may participate in the Plan, such as changing the Investment Dates, changing the manner in which Employee Contributions may be made, changing the form of Election Agreement and changing the place where such payments and notices must be delivered;

(e)	amendments to the Allowable Employee Contribution established in Section 6.1, provided that the Allowable Employee Contribution may not exceed 25% of a Participant’s Base Pay;

(f)	amendments to the definition of Employer Contribution that would adjust the financial assistance provided to Participants, provided that such financial assistance is not greater than 25% of the Participant’s Employee Contributions;

(g)	amendments necessary to introduce vesting or retention periods in respect of Shares purchased under the Plan; and

(h)	amendments necessary to suspend or terminate the Plan.

19.3	Any such amendment shall be effective at such date as the Board may determine, except that no such amendment, other than one of a minor nature, may apply to any period prior to the announcement of the amendment unless, in the opinion of the Board, such amendment is necessary or advisable in order to comply with the provisions of applicable legislation (including any regulations or rulings thereunder) or would not adversely affect the rights of Participants in respect of the Plan. Notice of any amendment of the Plan shall be given promptly to the Administrative Agent and to Participating Companies and, except for changes of a minor nature which do not adversely affect their interests, shall also be given to all Participants. Notwithstanding Section 19.2, Shareholder approval shall be required for:

(a)	any amendment to increase the maximum number of Shares reserved for issuance from Treasury under the Plan;

(b)	any amendment to the definition of Eligible Employee as set out in Section 4.1 so as to potentially broaden or increase Insider participation;

(c)	any amendment that would increase the Allowable Employee Contribution established in Section 6.1 to an amount greater than 25% of a Participant’s Base Pay;

(d)	any amendment that would provide for any additional form of financial assistance to Participants;

(e)	any amendment to the definition of Employer Contribution that would provide financial assistance to Participants that is greater than 25% of the Participant’s Employee Contributions;

(f)	any amendment to remove, exceed or increase the limits on Insider participation in the Plan established by Section 8.7, and

(g)	any amendment to the provisions of this Article 19 which is not an amendment within the nature of Subsections 19.2(a) or 19.2(b).

19.4	The Shareholders’ approval of an amendment, if required pursuant to Section 19.3, shall be given by the approval of a majority of the Shareholders present in person or by proxy and entitled to vote at a duly called meeting of the Shareholders and shall, if and only to the extent required under applicable securities laws and regulatory requirements, exclude the votes cast by Insiders of the Corporation.

20	Termination of Plan

20.1	The Corporation may at any time terminate the operation of the Plan by resolution of the Board. Prior to any such termination, each Participant and each Participating Company shall be given at least 30 days’ notice in writing.

20.2	In the event of the termination of the Plan, each Participant shall receive the whole Shares allocated to his or her Account and payment in cash for any balance of fractional Shares. For the purposes of making such cash payment, the Administrative Agent shall sell the fractional Shares of the Participants in the open market or by private sale and the proceeds of any such sale shall be divided among the Participants in proportion to the number of fractional Shares held by such Participants.

21	Communications with Participants

21.1	All notices, statements of account, share certificates or other evidence of share ownership and other documents to be delivered to a Participant shall be deemed duly given when mailed to the Participant’s address indicated in his or her Election Agreement or, in the case of participants in the Predecessor Plans automatically enrolled in the Plan, as indicated by the records of the Administrative Agent. Participants must notify the Payroll Office promptly in writing of any change of address.

21.2	Notices to the Administrative Agent shall be sent to: Fortis Inc. – Third Amended and Restated 2012 Employee Share Purchase Plan

c/o Computershare Trust Company of Canada

1500 University Avenue, 7th Floor

Montreal, QC H3A 3S8

Telephone:      1-866-586-7638

22	Administrative and Interpretation of the Plan

22.1	The Plan shall be administered by the Board. The Board may from time to time adopt such policies, guidelines, rules and regulations for administering the Plan as it may deem proper and in the best interests of the Corporation and may, subject to applicable law, delegate any of its powers in that capacity to a committee of the Board or an officer or officers of the Corporation.

22.2	Determinations of the Board (or a duly appointed committee or individual thereof) as to any questions which may arise with respect to the interpretation of the provisions of the Plan shall be final and binding on all Participants.

22.3	In any case where the strict application of any provision of the Plan may cause hardship to a Participant, the Board (or a duly appointed committee or individual thereof) may in its sole discretion waive or partially waive such strict application, on such terms as it deems appropriate, provided that such a waiver shall not constitute a general waiver of such provision.

22.4	The Participating Companies shall not be liable under the Plan, except in the case of willful misconduct, for any act or for any omission to act including, any claims of liability with respect to the price at which Shares are acquired for the Participant’s Account.

22.5	Neither the Corporation, Participating Companies nor the Administrative Agent shall be liable to any Participant for any loss resulting from a decline in the market value of any Shares purchased by a Participant pursuant to the Plan; any change in market price of the Shares between the time of an Employee Contribution or an Employer Contribution and the time a purchase of Shares using such Contributions takes place; and any change in the market price of the Shares between the time any dividends are paid in respect of the Shares and the time a purchase of Shares using such dividends takes place.

23	Governing Law

23.1	This Plan will be governed and construed in accordance with the laws of the Province of Newfoundland & Labrador and the laws of Canada applicable therein.

24	Effective Date

24.1	The Plan is effective as of May 4, 2012. The first Investment Date under this Plan is June 1, 2012.

24.2	This Third Amended and Restated 2012 Employee Share Purchase Plan shall become effective on the date of approval thereof by the shareholders of the Corporation.

25	Special Provisions for U.S. Citizens and Residents

25.1	Notwithstanding any provision of the Plan to the contrary, including, without limitation, Articles 12 and 14, if a U.S. Taxpayer cancels his or her participation in the Plan or a U.S. Taxpayer's employment terminates, and if distribution of part or all of such U.S. Taxpayer's Account is deferred until a later date, any cash or Shares credited to such Account will in all cases be distributed by March 15 of the year following the year in which such cancellation or termination of employment occurs.

25.2	Participation in the Plan is intended to be exempt from Section 409A of the U.S. Code. Notwithstanding the foregoing, neither the Corporation nor the Board, any Participating Company or any officer, director, employee, agent or representative of the foregoing shall be liable to any Participant or his or her estate, heirs or beneficiaries for any taxes relating in any way to the Shares or the Participant's Account, including, without limitation, as a result of the application of Section 409A of the U.S. Code to such Shares or Account. Each U.S. Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Taxpayer in connection with the Plan or any other plan maintained by the Corporation (including any taxes and penalties under U.S. Code Section 409A), and neither the Corporation nor any Participating Company or any other subsidiary of the Corporation shall have any obligation to indemnify or otherwise hold such U.S. Taxpayer harmless from any or all of such taxes or penalties.

25.3	Each U.S. Taxpayer shall be required to pay to the Corporation, and the Corporation shall have the right and is hereby authorized to withhold, from any cash or other compensation payable under the Plan (excluding any Employer Contribution as provided in Section 7.1), or from any other compensation or amounts owing to the U.S. Taxpayer, the amount of any required withholding taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such withholding and taxes.